Exhibit 99.1

ITT Announces Strong First-Quarter 2014 Results

  Revenue grew 11 percent to $675 million, including 15 percent growth in emerging markets, with organic revenue up 10 percent
  GAAP earnings from continuing operations of $0.36 per share
  Adjusted earnings from continuing operations up 32 percent to $0.62 per share
  Adjusted segment operating margins expanded by 90 basis points
  New increased 2014 adjusted earnings per share guidance range of $2.28 to $2.36

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 1, 2014--ITT Corporation (NYSE:ITT) today reported that first-quarter 2014 revenue grew by 11 percent to $675 million, including 15 percent growth in emerging markets and 10 percent organic growth (defined as total revenue excluding foreign exchange, acquisitions and divestitures).

Revenue results reflect growth in industrial pumps for the chemical and oil and gas markets, automotive brake pad market share gains and aftermarket expansion, and market share gains across strategic connector end markets. Organic results include 3 percentage points of growth due to the timing of certain large, long-term pump projects.

First-quarter GAAP earnings from continuing operations increased to $0.36 per share, compared with $0.20 per share in the prior year. Adjusted earnings from continuing operations, which excludes special items, increased 32 percent to $0.62 per share, reflecting strong segment operational performance and a lower effective tax rate. Special items primarily related to asbestos-related expense and restructuring, transformation and repositioning costs.

On a GAAP basis, segment operating margins increased 10 basis points year-over-year. Adjusted segment operating margins, which exclude special items, expanded by 90 basis points. The growth reflects increased volume, strong net operational productivity and restructuring benefits, partially offset by growth investments and negative pricing and mix.

“In the first quarter of 2014, we built on our solid track record of execution through the collective efforts of our 9,400 employees, who drove continued market expansion, differentiated customer experience, operational excellence and effective capital deployment,” said CEO and President Denise Ramos. “The impacts of their commitment and contributions are clearly reflected in our ability to grow across key end markets and geographies, expand our aftermarket capabilities, realize benefits from focused customer strategies and drive operational excellence.

“We are positioning ITT for even longer-term success by focusing on strategic actions that drive profitable growth and value creation. We are already leveraging our expanded automotive capabilities in China and our enhanced pump manufacturing and R&D capabilities in Asia and North America to grow with our global customers. At the same time, we are turning around businesses, such as connectors and shock absorbers, where we’ve committed to improved performance. All of these efforts position us to continue to deliver results both today and well into the future.”

2014 First-Quarter Business Segment Results

All results are compared with the prior-year first quarter

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  First-quarter revenue was up 11 percent to $286 million with organic revenue up 13 percent. The increase reflects strong organic growth in global chemical project pumps, oil and gas project pumps in key end markets, and mining process pumps in Latin America and North America, as well as timing of certain large, long-term pump projects.
  Adjusted operating income decreased 7 percent to $25 million, reflecting a negative mix impact due to large projects, incremental strategic investments, allocations and other items, partially offset by increased volume and net operating productivity.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  First-quarter total revenue increased 13 percent to $218 million and organic revenue increased 9 percent driven by OEM share gains and market growth in China and Europe, automotive aftermarket growth and strong performance by the shock absorber business.
  Adjusted operating income increased by 20 percent to $40 million. The gain reflects increased volume and positive aftermarket mix, partially offset by higher equipment maintenance costs and pricing pressures.

Interconnect Solutions designs and manufactures connectors and interconnects for the oil and gas, medical, industrial and transportation, and aerospace and defense markets.

  First-quarter total and organic revenue increased 10 percent to $100 million, reflecting growth in aerospace and defense, general industrial, and oil and gas connectors.
  Adjusted operating income was up 290 percent to $12 million due to net operating productivity, restructuring benefits, increased volume and positive mix shift.
  As part of its ongoing footprint optimization, Interconnect Solutions announced additional restructuring actions in the quarter, including moving certain production lines from one location to an existing lower-cost manufacturing site.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets.

  First-quarter total and organic revenue increased 6 percent to $73 million. The results reflect growth in aerospace components and general industrial solutions, primarily in energy absorption, partially offset by softness in the defense market and the impact of an end-of-life aerospace program.
  Adjusted operating income increased 8 percent to $16 million, as net operating productivity and positive pricing were partially offset by negative mix shift due to the impact of an end-of-life aerospace program and strategic incremental investments.

Guidance

The company is maintaining its full-year total and organic revenue guidance in the range of 4 to 6 percent versus the prior year, and it is tightening and raising its adjusted earnings per share to a range of $2.28 to $2.36 from a previous range of $2.23 to $2.33 as a result of the company’s expected full-year lower effective tax rate of 28 percent and improved operational performance. The revised adjusted earnings per share guidance reflects a 15 percent increase at the mid-point compared to the prior year.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast from the Investor Relations page on the company's website.

For a reconciliation of GAAP to non-GAAP results, please visit the Non-GAAP Reconciliations page on the company’s website.

About ITT

ITT is a focused multi-industrial company that designs and manufactures highly engineered critical components and customized technology solutions. Our customers in the energy, transportation and industrial markets depend on us to solve their most critical problems, and we focus on partnering with them to find solutions to their unique challenges. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries. The company has sales in approximately 125 countries and generated 2013 revenues of $2.5 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this presentation are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target,“ “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended
	March
	2014	2013

Revenue	$674.5	$608.2

Costs of revenue	459.7	417.7
Selling, general and administrative expenses	133.0	120.9
Research and development expenses	17.7	16.4
Asbestos-related costs, net	15.8	16.0
Total costs and expenses	626.2	571.0

Operating income	48.3	37.2
Interest and non-operating expenses, net	1.1	2.7
Income from continuing operations before
income tax expense	47.2	34.5
Income tax expense	13.0	15.0
Income from continuing operations	34.2	19.5
(Loss) Income from discontinued operations, net of tax	(1.0)	1.7
Net Income	33.2	21.2
Less: Income attributable to noncontrolling interests	1.0	0.4
Net Income attributable to ITT Corporation	$32.2	$20.8

Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	33.2	19.1
(Loss) income from discontinued operations, net of tax	(1.0)	1.7
Net Income	$32.2	$20.8

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$0.36	$0.21
Discontinuing operations	(0.01)	0.02
Net income	$0.35	$0.23

Diluted:
Continuing operations	$0.36	$0.20
Discontinuing operations	(0.01)	0.02
Net income	$0.35	$0.22

Weighted average common shares - basic	91.4	92.0
Weighted average common shares - diluted	92.8	93.2

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Cash and cash equivalents	$515.1	$507.3
Receivables, net	597.5	496.7
Inventories, net	289.8	315.9
Other current assets	312.0	345.6
Total current assets	1,714.4	1,665.5

Plant, property and equipment, net	434.6	426.2
Goodwill	660.7	659.8
Other intangible assets, net	104.8	106.9
Asbestos-related assets	425.0	433.3
Deferred income taxes	299.3	303.6
Other non-current assets	144.9	144.9
Total assets	3,783.7	3,740.2

Liabilities and Shareholders' Equity
Accounts payable	344.2	332.7
Accrued liabilities	489.9	499.9
Total current liabilities	834.1	832.6

Asbestos-related liabilities	1,185.0	1,179.6
Postretirement benefits	242.8	243.3
Other non-current liabilities	282.2	277.8
Total liabilities	2,544.1	2,533.3

Total ITT Corporation shareholders' equity	1,235.6	1,201.0
Noncontrolling interests	4.0	5.9
Total shareholders' equity	1,239.6	1,206.9
Total liabilities and shareholders' equity	$3,783.7	$3,740.2

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Operating Activities
Net income	$33.2	$21.2
Less: (Loss) income from discontinued operations	(1.0)	1.7
Less: Income attributable to noncontrolling interest	1.0	0.4
Income from continuing operations - ITT Corporation	33.2	19.1

Adjustments to income from continuing operations:
Depreciation and amortization	21.1	24.5
Stock-based compensation	3.3	3.0
Asbestos-related costs, net	15.8	16.0
Asbestos-related payments, net	(2.5)	(3.4)
Changes in assets and liabilities:
Change in receivables	(100.0)	(72.5)
Change in inventories	25.6	(15.4)
Change in accounts payable	1.8	0.9
Change in accrued expenses	(9.5)	(2.0)
Change in accrued and deferred income taxes	(1.7)	12.4
Other, net	(0.3)	5.1
Net Cash - Operating Activities	(13.2)	(12.3)

Investing Activities
Capital expenditures	(19.0)	(16.7)
Purchases of investments	(49.0)	(31.7)
Maturities of investments	97.2	13.2
Other, net	(2.7)	0.5
Net Cash — Investing Activities	26.5	(34.7)

Financing Activities
Short-term debt, net	(11.0)	28.3
Long-term debt, repaid	(0.3)	(2.6)
Repurchase of common stock	(4.8)	(48.2)
Issuance of common stock	9.0	14.0
Excess tax benefit from equity compensation activity	5.2	2.4
Other, net	(1.5)	(1.8)
Net Cash — Financing Activities	(3.4)	(7.9)

Exchange rate effects on cash and cash equivalents	(1.7)	(6.1)

Net Cash – Operating activities of discontinued operations	(0.4)	(0.4)

Net change in cash and cash equivalents	7.8	(61.4)
Cash and cash equivalents — beginning of year	507.3	544.5
Cash and Cash Equivalents - End of Period	$515.1	$483.1

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during the last twelve months. Divestitures include sales of insignificant portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes translation at a constant exchange rate for the current and prior periods.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude costs incurred in connection with the acquisition of Bornemann Pumps, the transformation costs, restructuring charges, spin-related repositioning charges and realignment costs; and adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consist of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Income from Continuing Operations and Adjusted EPS from Continuing Operations are defined as income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items. Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, realignment costs, restructuring costs, acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits on an after-tax basis that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2014 & 2013
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
					Acquisition/
			Change	% Change	Divestitures	FX Impact	Change	% Change
	3M 2014	3M 2013	2014 vs. 2013	2014 vs. 2013	3M 2014	3M 2014	Adj. 2014 vs. 2013	Adj. 2014 vs.2013

Revenues
ITT Corporation - Consolidated	674.5	608.2	66.3	10.9%	0.4	2.3	63.6	10.5%

Industrial Process	285.5	256.8	28.7	11.2%	0.4	(4.7)	33.0	12.9%
Motion Technologies	217.8	193.2	24.6	12.7%	0.0	6.6	18.0	9.3%
Interconnect Solutions	100.0	90.8	9.2	10.1%	0.0	0.5	8.7	9.6%
Control Technologies	72.9	68.6	4.3	6.3%	0.0	(0.1)	4.4	6.4%

Orders
Total Segment Orders	697.7	681.3	16.4	2.4%	0.4	(1.1)	17.1	2.5%

Industrial Process	296.9	313.5	(16.6)	(5.3%)	0.4	(5.1)	(11.9)	(3.8%)
Motion Technologies	224.6	196.5	28.1	14.3%	0.0	3.6	24.5	12.5%
Interconnect Solutions	103.6	96.0	7.6	7.9%	0.0	0.5	7.1	7.4%
Control Technologies	74.1	76.9	(2.8)	(3.6%)	0.0	0.0	(2.8)	(3.6%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter of 2014 & 2013
(In Millions)

	3M 2014	3M 2014		3M 2014	3M 2013	3M 2013		3M 2013	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2014 vs. 2013		As Adjusted 2014 vs. 2013

Revenue:
Industrial Process	285.5			285.5	256.8			256.8	11.2%		11.2%
Motion Technologies	217.8			217.8	193.2			193.2	12.7%		12.7%
Interconnect Solutions	100.0			100.0	90.8			90.8	10.1%		10.1%
Control Technologies	72.9			72.9	68.6			68.6	6.3%		6.3%
Intersegment eliminations	(1.7)			(1.7)	(1.2)			(1.2)
Total Revenue	674.5			674.5	608.2			608.2	10.9%		10.9%

Operating Margin:
Industrial Process	8.5%	20	BP	8.7%	8.8%	160	BP	10.4%	(30)	BP	(170)	BP
Motion Technologies	18.5%	-	BP	18.5%	17.1%	20	BP	17.3%	140	BP	120	BP
Interconnect Solutions	(3.0%)	1,510	BP	12.1%	(1.4%)	480	BP	3.4%	(160)	BP	870	BP
Control Technologies	21.3%	-	BP	21.3%	21.0%	-	BP	21.0%	30	BP	30	BP
Total Operating Segments	11.4%	230	BP	13.7%	11.3%	150	BP	12.8%	10	BP	90	BP

Income:
Industrial Process	24.3	0.5		24.8	22.5	4.2		26.7	8.0%		(7.1%)
Motion Technologies	40.2	0.0		40.2	33.0	0.4		33.4	21.8%		20.4%
Interconnect Solutions	(3.0)	15.1		12.1	(1.3)	4.4		3.1	130.8%		290.3%
Control Technologies	15.5	0.0		15.5	14.4	0.0		14.4	7.6%		7.6%
Total Segment Operating Income	77.0	15.6		92.6	68.6	9.0		77.6	12.2%		19.3%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, certain costs associated with the transformation and repositioning costs associated with spin-related activities, restructuring and realignment costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter of 2014 & 2013
(In Millions, except per share amounts)

	Q1 2014	Non-		Q1 2014	Q1 2013	Non-		Q1 2013	2014 vs. 2013	2014 vs. 2013
	As Reported	GAAP Adjustments		As Adjusted	As Reported	GAAP Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	77.0	15.6	#A	92.6	68.6	9.0	#A	77.6

Interest Income (Expense)	(0.6)	-		(0.6)	(2.0)	-		(2.0)
Other Income (Expense)	(0.5)	-		(0.5)	(0.7)	-		(0.7)
Gain on sale of Assets	-	-		-	-	-		-
Corporate (Expense)	(28.7)	18.6	#B	(10.1)	(31.4)	21.2	#B	(10.2)

Income from Continuing Operations before Tax	47.2	34.2		81.4	34.5	30.2		64.7

Income Tax Benefit (Expense)	(13.0)	(10.0)	#C	(23.0)	(15.0)	(5.1)	#C	(20.1)

Income from Continuing Operations	34.2	24.2		58.4	19.5	25.1		44.6

Less: Non Controlling Interest	1.0	-		1.0	0.4	-		0.4

Income from Continuing Operations - ITT Corporation	33.2	24.2		57.4	19.1	25.1		44.2

EPS from Continuing Operations	0.36	0.26		0.62	0.20	0.27		0.47	0.15	31.9%

Note: Amounts may not calculate due to rounding.

#A -	2014 segment operating income includes transformation and repositioning costs ($0.3M); restructuring costs ($15.3M).
#A -	2013 segment operating income includes transformation and repositioning costs ($0.2M); restructuring costs ($5.2M). Bornemann Pumps integration costs and backlog amortization ($3.6M).

#B -	2014 corporate (expense) includes transformation and repositioning costs ($2.8M); asbestos related expense ($15.8M).
#B -	2013 corporate (expense) includes transformation and repositioning costs ($4.4M); restructuring costs ($0.3M); asbestos related expense ($16.0M) and Borneman integration costs ($0.5M).

#C -

2014 includes various tax-related special items including tax impact of a change in NY state income tax law of ($1.9M) and tax on deemed distribution of foreign earnings of ($1.7M), in addition to the tax impact of other operating special items.

#C -	2013 includes various tax-related special items including changes in tax valuation allowances.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
First Quarter 2014 & 2013
(In Millions)

	3M 2014	3M 2013

Net Cash - Operating Activities	(13.2)	(12.3)

Capital Expenditures	19.0	16.7

Free Cash Flow, including Transformation	(32.2)	(29.0)

Transformation & Repositioning Capex	-	1.3

Transformation & Repositioning Cash Payments	4.6	6.7

Asbestos Cash Payments, net	2.5	3.4

Adjusted Free Cash Flow	(25.1)	(17.6)

Income from Continuing Operations - ITT Corp	33.2	19.1

Special Items (including Transformation & Repositioning Costs)	24.2	25.1

Income from Continuing Operations - ITT Corp., Excluding
Special Items	57.4	44.2

Adjusted Free Cash Flow Conversion	NA	NA

CONTACT:
ITT
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com